UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 22, 2012

ALTRIA GROUP, INC.

(Exact name of registrant as specified in its charter)

Virginia	1-08940	13-3260245
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6601 West Broad Street, Richmond, Virginia	23230
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (804) 274-2200

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.	Regulation FD Disclosure.

On May 22, 2012, Altria Group, Inc. (“Altria”) issued a press release attached as Exhibit 99.1 hereto and incorporated by reference in its entirety to this Item 7.01.

In accordance with General Instruction B.2 of Form 8-K, the information in Item 7.01 of this Current Report on Form 8-K, including the exhibits hereto, shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section. The information in Item 7.01 of this Current Report shall not be incorporated by reference into any filing or other document pursuant to the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing or document.

Item 8.01.	Other Events.

On May 22, 2012, Altria Group, Inc. (“Altria”) issued a press release attached as Exhibit 99.1 hereto reporting that it executed a closing agreement (the “Agreement”) with the Internal Revenue Service (“IRS”) that, subject to court approval, resolves the federal income tax treatment for all prior tax years of certain leveraged lease transactions (referred to by the IRS as lease-in/lease-out (“LILO”) and sale-in/lease-out (“SILO”) transactions) entered into by Altria’s wholly-owned subsidiary, Philip Morris Capital Corporation (“PMCC”). As described in previous reports filed with the Securities and Exchange Commission, the IRS disallowed the tax benefits pertaining to these leveraged lease transactions for the 1996 – 2003 tax years and was expected to disallow such benefits for the 2004 – 2009 tax years. Altria did not claim tax benefits pertaining to PMCC’s LILO and SILO transactions in the 2010 and 2011 tax years and, under the terms of the Agreement, will not claim such benefits in future tax years.

The text of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference to this Item 8.01 except for the section entitled “2012 Full-Year Guidance.”

2012 Full-Year Guidance

As previously reported, in June 2011, Altria recorded a one-time earnings charge of $627 million ($0.30 per share) against its 2011 reported earnings related to the tax treatment of the LILO and SILO transactions. In quantifying this charge, Altria was required to make assumptions regarding the timing and terms of a potential settlement of this matter with the IRS. As a result of differences between the assumptions and the terms of the Agreement, Altria expects to record a one-time net earnings benefit of approximately $68 million ($0.03 per share) to its 2012 second-quarter reported earnings primarily due to lower than estimated interest expense on tax underpayments. This estimated $0.03 per share benefit results in an increase to Altria’s 2012 full-year reported diluted earnings per share (“EPS”) guidance from a range of $2.25 to $2.31 to a range of $2.28 to $2.34. The revised 2012 reported diluted EPS forecast of $2.28 to $2.34 includes estimated net gains of $0.11 per share as detailed in the table below, as compared with 2011 full-year reported diluted EPS of $1.64, which included $0.41 per share of net charges, as detailed in the table below. Expected 2012 full-year adjusted diluted EPS, which excludes the net gains in the table below, represents a growth rate of 6% to 9% over 2011 full-year adjusted diluted EPS.

The factors described in the Forward-Looking and Cautionary Statements section of the Press Release represent continuing risks to this forecast.

(Income) Expense, Net, Included in Reported Diluted EPS
	2012	2011
Asset impairment, exit, implementation and integration costs	0.02	0.07

SABMiller special items	(0.10)	0.03

PMCC Leveraged Lease (Benefit) Charge	(0.03)	0.30

Tax items*	-	(0.04)

Tobacco and health judgments	-	0.05

	$ (0.11)	$ 0.41

*	Excludes the tax impact included in the PMCC Leveraged Lease (Benefit) Charge.

Adjusted diluted EPS is a financial measure that is not consistent with accounting principles generally accepted in the United States of America (“U.S. GAAP”). Altria’s management reviews diluted EPS on an adjusted basis, which excludes certain income and expense items that management believes are not part of underlying operations. These items include restructuring charges, SABMiller plc (“SABMiller”) special items, certain PMCC leveraged lease (benefits) charges (the “PMCC Leveraged Lease (Benefit) Charge”), certain tax items, and tobacco and health judgments. Altria’s management does not view any of these special items to be part of its sustainable results as they may be highly variable and difficult to predict and can distort underlying business trends and results. Altria’s management believes it is appropriate to disclose this non-GAAP financial measure to provide useful insight into underlying business trends and results, and to provide a more meaningful comparison of year-over-year results. Adjusted measures are used by management and regularly provided to Altria’s chief operating decision maker for planning, forecasting and evaluating the performances of Altria’s businesses, including allocating resources and evaluating results relative to employee compensation targets. This information should be considered as supplemental in nature and not considered in isolation or as a substitute for the related financial information prepared in accordance with U.S. GAAP.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

99.1	Altria Group, Inc. Press Release dated May 22, 2012 (filed pursuant to Item 8.01 except for section “2012 Full-Year Guidance” which is furnished pursuant to Item 7.01)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALTRIA GROUP, INC.

By:	/s/ W. HILDEBRANDT SURGNER, JR.
Name:	W. Hildebrandt Surgner, Jr.
Title:	Corporate Secretary and
Senior Assistant General Counsel

DATE: May 22, 2012

EXHIBIT INDEX

Exhibit No.	Description

99.1	Altria Group, Inc. Press Release dated May 22, 2012 (filed pursuant to Item 8.01 except for section “2012 Full-Year Guidance” which is furnished pursuant to Item 7.01)